Exhibit 23.2


                          INDEPENDENT AUDITOR'S CONSENT


We consent to the incorporation by reference in the Registration Statements on For S-8 of InfoNow Corporation of our report dated February 8, 2000, accompanying the consolidated financial statements of InfoNow Corporation also incorporated by reference in such Registration Statements.


Hein + Associates LLP

Denver, Colorado
March 27, 2001